WORK LETTER
This WORK LETTER (“Work Letter”) is attached to and made a part of that certain Lease Agreement (the “Lease”) made and entered into as of the 19th day of August, 2015 (“Effective Date”), by and between BOYER SNYDERVILLE 2, L.C., a Utah limited liability company (the “Landlord”), and SKULLCANDY, INC., a Delaware corporation (the “Tenant”), with respect to certain premises located in Summit County, Utah, as more particularly described in the Lease. The execution and delivery of this Work Letter is an inducement for, and condition precedent to, the execution and delivery of the Lease and that certain Expansion Option Agreement, dated as of the Effective Date (the “Expansion Option Agreement”), between Tenant and BOYER SNYDERVILLE JUNCTION, L.C., a Utah limited liability company (“Buyer”), is in furtherance, and in consideration, of the mutual benefits to be derived from the Lease, this Work Letter and the Expansion Option Agreement, and is in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.
Landlord and Tenant hereby agree as follows:
1.Definitions. Unless otherwise indicated in this Work Letter, all capitalized terms used in this Work Letter shall have the same meaning, scope, and definition assigned to such terms in the Lease. In the event of any conflict between the capitalized terms used in this Work Letter and the provisions contained in the Lease, the provisions in the Lease shall govern and control.
2.    Improvements.
(a)    The term “Landlord Improvements” means all improvements to be constructed in connection with the Leased Premises, the Building and the Property, other than the “Tenant Improvements” (defined below), and includes any and all design, engineering, preconstruction, construction, and other work provided for, in the “Landlord Improvement Plans” (defined in Section 4.(e), below). The Landlord Improvements shall incorporate building materials and construction standards as described in the Landlord Improvement Plans and shall be performed pursuant to the “Work Schedule” (defined in Section 4(e), below) and substantially in accordance with the Landlord Improvement Plans.
(b)    The term “Tenant Improvements” means all improvements to be constructed by Tenant and includes any and all design, engineering, preconstruction, construction, and other work provided for, in the “Tenant Improvement Plans” (defined below). The Tenant Improvements shall incorporate building materials and construction standards as described in the Tenant Improvement Plans and shall be performed pursuant to the Work Schedule and substantially in accordance with the Tenant Improvement Plans.
(c)    The term “Improvements” shall mean, collectively, the Landlord Improvements and the Tenant Improvements.
3.    Work Schedule. Attached to this Work Letter as Exhibit “A” is a condensed construction schedule (“Work Schedule”), setting forth, among other things, each of the various time tables, deadlines, and critical milestones (coupled with general work descriptions) to be achieved by Landlord and Tenant, as applicable, in connection with the design, engineering, preconstruction, construction, “Substantial Completion” (as defined below), and other specified phases of the Landlord Improvements and the Tenant Improvements. Landlord and Tenant will each keep a more comprehensive and detailed version of the Work Schedule (each, as applicable, a “Work Schedule Detail”), prepared by Landlord’s and Tenant’s contractors, which will show each and every time table, deadline, and critical milestone (coupled with general work descriptions) established in order to timely complete the Landlord Improvements and Tenant Improvements consistent with the dates and deadlines shown in the Work Schedule, which shall be approved by Landlord and Tenant, respectively (which approval shall not be unreasonably withheld, conditioned or delayed), and which will become the basis for Landlord and Tenant completing the Landlord Improvements and Tenant Improvements. Landlord and Tenant will permit each other the right to inspect and copy their respective Work Schedule Detail at all times after reasonable prior advance notice. Landlord and Tenant, respectively, will complete the Landlord Improvements and Tenant Improvements in conformity with the Work Schedule (subject to any delays authorized under this Work Letter only), as the same may be modified from time-to-time as provided in this Work Letter.
4.    Improvement Plans.
(a)    By the date shown on the Work Schedule, Landlord shall cause to be prepared and delivered to Tenant a set of schematic improvement plans (the “Schematic Plans”) which shall be consistent and compatible with the “Base Building” requirements set forth on Exhibit “F” attached to the Lease (the “Base Building Standards”), and shall include the following:
(i)    A detailed site plan, prepared by Landlord’s engineer or architect, showing the Leased Premises, the Building, and the anticipated layout of the Property, and any applicable on-site or off-site areas, improvements, and amenities that are intended for the use and benefit of Tenant, including, but not limited to, all site roadways and access points, parking areas, maintenance and storage facilities, landscaping, generator pads (if a generator is installed), all Building and anticipated entrances and exits to the Leased Premises, Building and Property;
(ii)    A detailed floor and space plan, prepared by Landlord’s engineer or architect, showing the floor plans for all areas in the Building, including, but not limited to, the entrance and exit areas, the lobby, stairwells, the restrooms and other applicable areas;
(iii)    A detailed floor and space plan, prepared by Landlord’s engineer or architect, showing the floor plans for the Lease Premises, including floor to ceiling height measurements; and
(iv)    Exterior elevations for the Building, including floor to floor height measurements.
(b)    Following the delivery of the Schematic Plans, Landlord shall meet with Tenant to discuss any changes Tenant may reasonably request to the Schematic Plans. Landlord shall make reasonable changes required by Tenant to the Schematic Plans and resubmit such plans to Tenant.
(c)    At such time as Tenant approves the Schematic Plans, which approval shall not be unreasonably withheld, conditioned or delayed, Landlord shall commence the preparation of the Landlord Improvement Plans. Following such time, and until the date shown in the Work Schedule, Tenant shall have the right to request additional minor changes to the “Base Building” improvements shown in the Schematic Plans. Such changes shall may include, by way of example and without limitation, interconnecting stairways, high density filing areas or other similar improvements which do not impact the design of the Building core, elevators, restrooms, structural supports, exterior walls, and mechanical, electrical, plumbing and life safety systems. Subject to the provisions of Section 5(b) below, Landlord’s approval of any such changes shall not be unreasonably withheld, conditioned or delayed.
(d)    By the date shown on the Work Schedule, Landlord will cause to be prepared and delivered to Tenant the plans related to the Landlord Improvements (“Landlord Improvement Plans”), which Landlord Improvement Plans will incorporate the Schematic Plans and Base Building Standards, and shall include the following:
(i)    A detailed site plan, prepared by Landlord’s engineer or architect, showing the Leased Premises, the Building, and the anticipated layout of the Property, and any applicable on-site or off-site areas, improvements, and amenities that are intended for the use and benefit of Tenant, including, but not limited to, all site roadways and access points, parking facilities, parking spaces (including all handicap, reserved, and visitor parking spaces), and other parking related improvements, maintenance and storage facilities, landscaping, generator pads (if a generator is installed), all Building and anticipated entrances and exits to the Leased Premises, loading zones, sidewalks, and other applicable areas intended for the use and benefit of Tenant;
(ii)    A detailed floor and space plan, prepared by Landlord’s engineer or architect, showing the floor plans for the Building, including, but not limited to, the entrance and exit areas, the lobby, stairwells, the restrooms, and other applicable areas;
(iii)    A detailed utility plan, prepared by Landlord’s engineer, showing the location for all utilities serving the Leased Premises and the Building, including, without limitation, the locations for all electrical, gas, telecommunications, media services, water, sanitary, and storm sewer lines, outlets, cabling, and related systems;
(iv)    A detailed signage plan, prepared by Landlord’s engineer and/or architect, showing the approved locations for all permanent signage on the exterior of the Building, directory and other signage within the Building, and anticipated signage within the Project or the Property, including, without limitation, monument signs, pylon signs, free-standing signs and other areas presently contemplated for signage, including, but not limited to, those signage rights that have been granted to Tenant under the Lease;
(v)    Detailed plans and specifications prepared by Landlord’s engineer, architect, and the General Contractor (defined below), as applicable, specifying the construction, build-out, and work to be performed on the Leased Premises, the Building and the Property by Landlord in connection with the Landlord Improvements; and
(vi)    Other drawings, documents, plans, specifications, costs and expense reports and estimates with respect to the construction, build-out, and work to be performed in connection with the Landlord Improvements.
(e)    By the date shown on the Work Schedule, Tenant will cause to be prepared and delivered to Landlord the plans related to the Tenant Improvements (“Tenant Improvement Plans,” which, together with the Landlord Improvement Plans, are referred to collectively as the “Improvement Plans”).
The term Tenant Improvement Plans means and includes the work generally required to prepare the Leased Premises for Tenant’s occupancy which are not included in the Landlord Improvement Plans, including the following documents, plans and specifications, drawings, construction standards, and other materials related to the Tenant Improvements:
(i)    A detailed floor and space plan for each of floors and lobbies in the Building, prepared by Tenant’s engineer and/or architect, showing those improvements comprising a portion of the Tenant Improvements to be designed by Tenant and, afterward, performed and constructed by Tenant, pursuant to this Work Letter and the Lease; and
(ii)    Other drawings, documents, plans, specifications, cost and expense reports and estimates (to the extent such costs and expenses are to be included within and applied against the Tenant Improvement Allowance), and materials that Landlord may reasonably request or deem necessary with respect to the construction, build-out, and work to be performed in connection with the Tenant Improvements.
5.    Procedures for Review and Approval of Plans.
(a)    Within fourteen (14) days after receipt of a full and complete set of the Landlord Improvement Plans from Landlord, Tenant will either approve or disapprove the Landlord Improvement Plans; provided, Tenant’s approval shall not be unreasonably withheld, conditioned or delayed. If Tenant disapproves of any element of the Landlord Improvement Plans, or Tenant proposes changes to the Landlord Improvement Plans in accordance with Section 5(b) of this Work Letter, then Tenant will notify Landlord in writing of any required changes thereto, and Landlord will, to the extent Landlord agrees with Tenant’s changes, incorporate Tenant’s proposed changes into the Landlord Improvement Plans and redeliver it, as revised, to Tenant. If (i) Landlord cannot, after using commercially reasonable efforts, incorporate some or all of Tenant’s requested changes to the Landlord Improvement Plans, or (ii) Landlord incompletely or inaccurately incorporates the changes into the Landlord Improvement Plans, then Tenant and Landlord and their respective contractors, engineers, and/or architects shall meet and work in good faith to attempt to reach a resolution and agreement on the necessary changes to be incorporated into the Landlord Improvement Plans. Tenant’s approval of the Landlord Improvement Plans shall not be deemed a warranty by Tenant that the Landlord Improvement Plans comply with applicable law or are correctly engineered. Tenant and Landlord will attempt to agree on any and all final changes to be incorporated into the Landlord Improvement Plans within five (5) days of Tenant’s receipt of the revised Landlord Improvement Plans or notice from Landlord that Landlord cannot, after using commercially reasonable efforts, incorporate some or all of Tenant’s requested changes. If Tenant and Landlord are unable to reach a final resolution and agreement as to the Landlord Improvement Plans within the aforementioned five (5) day negotiation period, then upon notice to the other party, each of Tenant and Landlord will have the right to elect to submit to mediation or binding arbitration the issue of whether the revisions requested by Tenant which Landlord has failed or refused to incorporate are inconsistent with “Applicable Laws” (as defined in the Lease), the Schematic Plans, Base Building Standards and other requirements specified herein or in the Lease, which mediation or arbitration shall be required to be completed within thirty (30) days of the date submitted. If the aforementioned issues are submitted to mediation, then Tenant and Landlord shall be responsible for their own costs and expenses (including attorneys’ fees) and agree to split equally the mediator’s costs and expenses. If the aforementioned issues are submitted to binding arbitration, the party that the arbitrator determines is the prevailing party shall be entitled to reimbursement of all costs and expenses associated with arbitration, including reasonable attorneys’ fees. If the revisions requested by Tenant are found to be consistent with Applicable Laws, the Schematic Plans, Base Building Standards or other requirements specified herein or in the Lease, and Tenant’s rights under Section 5(b), Landlord will promptly modify the Landlord Improvement Plans so as to incorporate all of Tenant’s requested revisions. The mediation or arbitration proceeding will proceed and in the event that the mediator or arbitrator ultimately determines that the revisions requested by Tenant are inconsistent with Applicable Laws, the Schematic Plans, Base Building Standards or other requirements specified herein or in the Lease, and Tenant’s rights under Section 5(b), Landlord will not be required to make such changes. Once Tenant and Landlord have approved the Landlord Improvement Plans, Tenant and Landlord will execute a Certificate of Approval in the form attached hereto as Exhibit “C”, and thereafter no changes may be made to the Landlord Improvement Plans, except as may be required by applicable law. Once final Landlord Improvement Plans have been prepared and completed, Landlord will deliver to Tenant, at Landlord’s expense, two (2) full and complete sets of reproducible drawings, plans and specifications, documents, construction standards, and any other information and materials related to the Landlord Improvement Plans. Once complete, the Landlord Improvement Plans shall be attached to this Work Letter as Exhibit “B”.
(b)    Tenant’s Modifications. Prior to the execution of a Certificate of Approval, Tenant shall have the right to modify the Schematic Plans and the Landlord Improvement Plans, subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned, or delayed. If Tenant requests changes to the floor plate, exterior elevations, or Building core, such changes must be given to Landlord prior to the date required for Tenant’s approval of the Schematic Plans as shown on the Work Schedule. Minor modifications such as internal staircases, high-density filing systems and other similar improvements that do not impact the design of the Building core, elevators, restrooms, structural supports, exterior walls, and mechanical, electrical, plumbing and life safety systems, must be given to Landlord no later than the dates shown in the Work Schedule. Any net increase in costs recognized by Landlord attributable to said modifications will be charged to the Tenant Improvement Allowance, reasonably satisfactory-evidentiary documentation of which shall be provided, in advance and in writing, to the Tenant.
(c)    Approval of Tenant Improvement Plans. Within fourteen (14) days after receipt of a full and complete set of the Tenant Improvement Plans from Tenant, Landlord will either approve or disapprove the Tenant Improvement Plans; provided, Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. If Landlord disapproves of any element of the Tenant Improvement Plans, then Landlord will notify Tenant in writing of any required changes thereto, and Tenant will use commercially reasonable efforts to promptly incorporate Landlord’s proposed changes into the Tenant Improvement Plans and redeliver it, as revised, to Landlord. If (i) Tenant cannot, after using commercially reasonable efforts, incorporate some or all of Landlord’s requested changes to the Tenant Improvement Plans, or (ii) Tenant incompletely or inaccurately incorporates the changes into the Tenant Improvement Plans, then Landlord and Tenant and their respective contractors, engineers, and/or architects shall meet and work in good faith to attempt to reach a resolution and agreement on the necessary changes to be incorporated into the Tenant Improvement Plans. Landlord’s approval of the Tenant Improvement Plans shall not be deemed a warranty by Landlord that the Tenant Improvement Plans comply with applicable law or are correctly engineered. Landlord and Tenant will attempt to agree on any and all final changes to be incorporated into the Tenant Improvement Plans within five (5) days of Landlord’s receipt of the revised Tenant Improvement Plans or notice from Tenant that Tenant cannot, after using commercially reasonable efforts, incorporate some or all of Landlord’s requested changes. If Landlord and Tenant are unable to reach a final resolution and agreement as to the Tenant Improvement Plans within the aforementioned five (5) day negotiation period, then upon notice to the other party, each of Landlord and Tenant will have the right to elect to submit to mediation or binding arbitration the issue of whether the revisions requested by Landlord which Tenant has failed or refused to incorporate are inconsistent with the Landlord’s Improvement Plans, which mediation or arbitration shall be required to be completed within thirty (30) days of the date submitted. If the aforementioned issues are submitted to mediation, then Landlord and Tenant shall be responsible for their own costs and expenses (including attorneys’ fees) and agree to split equally the mediator’s costs and expenses. If the aforementioned issues are submitted to binding arbitration, the party that the arbitrator determines is the prevailing party shall be entitled to reimbursement of all costs and expenses associated with arbitration, including reasonable attorneys’ fees. If the revisions requested by Landlord are found to be consistent with Applicable Laws and the Landlord Improvement Plans, Tenant will promptly modify the Tenant Improvement Plans so as to incorporate all of Landlord’s requested revisions. The mediation or arbitration proceeding will proceed and in the event that the mediator or arbitrator ultimately determines that the revisions requested by Landlord are inconsistent with Applicable Laws or the Landlord Improvement Plans, Tenant will not be required to make such changes. Once Landlord and Tenant have approved the Tenant Improvement Plans, Landlord and Tenant will execute a Certificate of Approval in the form attached hereto as Exhibit “C” and thereafter no changes may be made to the Tenant Improvement Plans, except as may be required by applicable law. Once final Tenant Improvement Plans have been prepared and completed, Tenant will deliver to Landlord, at Tenant’s expense, two (2) full and complete sets of reproducible drawings, plans and specifications, documents, construction standards, and any other information and materials related to the Tenant Improvement Plans.
(d)    Other Approvals. Unless otherwise specified herein or agreed to in writing by Landlord and Tenant, all other approvals of plans or other matters contemplated hereunder shall generally follow the same procedures set forth above.
(e)    Delays. In the event of any delays in the arbitration process contemplated above which (i) occur through no fault of Landlord or Tenant, as applicable, (ii) occur notwithstanding the adherence by Landlord or Tenant, as applicable, to the above procedures and diligent pursuit of a resolution of any dispute pursuant thereto, and (iii) cause any time period or deadline set forth in the Work Schedule to be delayed, all subsequent deadlines set forth in the Work Schedule and the Lease, including without limitation the Rent Commencement Date, shall be extended by the number of days of such delay.
6.    Governmental and Third-Party Approvals. Promptly after the Landlord Improvement Plans have been finalized and approved, Landlord will prepare, submit, and use all commercially reasonable efforts necessary in order for Landlord to obtain all applications, submittals, permits, authorizations, plans, and approvals applicable to the Landlord Improvement Plans (such governmental approvals, collectively, the “Approvals”). Landlord shall submit for all Approvals for the Landlord Improvement Plans by the “Landlord Governmental Approval Submittal Deadline” specified in the Work Schedule (as such date may be extended for Tenant Construction Delays). Promptly after the Tenant Improvement Plans have been finalized and approved, Tenant will prepare, submit, and use all commercially reasonable efforts necessary in order for Tenant to obtain all Approvals to the Tenant Improvement Plans.
7.    Construction of Improvements by Landlord.
(a)    Landlord shall be responsible for the design and construction of the Landlord Improvements in accordance with the Landlord Improvement Plans and, excluding any portion of the Landlord Improvements which are conditioned on completion of the Tenant Improvements (which shall be completed as soon as reasonably practicable), the Work Schedule. Landlord shall enter into a construction contract with a general contractor selected by Landlord (the “General Contractor”) for the design, construction, installation, and completion of the Landlord Improvements in accordance with the Landlord Improvement Plans, the Approvals and any applicable “Change Orders” (as defined below). Landlord shall commence construction of the Landlord Improvements (inclusive of any Change Orders) and use commercially reasonable good faith efforts to inspect, oversee, and supervise the design, construction, and completion of the Landlord Improvements (inclusive of any Change Orders) to the point that the Building is ready, in all material respects and sufficient for Tenant to obtain required Approvals for the Building, for Tenant to commence work on the Tenant Improvements consistent with the Tenant Improvement Plans, without materials within the Building suffering weather damage by rain, wind, or other weather conditions (and otherwise in dry-in condition), and finishing the Building in rough-in condition, as confirmed by Landlord’s architect and Tenant’s architect (such condition, the “Turnover Condition”) on or before the “Turnover Condition Deadline” as such date is shown in the Work Schedule, or such earlier date as the parties may mutually agree upon, as such date may be extended for Tenant Construction Delays, other than Approval Delays. The term “Actual Turnover Condition Date,” as used herein and in the Lease, shall mean the earlier of (i) September 1, 2016, or (ii) the date on which Landlord delivers the Leased Premised in the Turnover Condition.
(b)    From and after the Actual Turnover Condition Date, Landlord shall continue to inspect, oversee, and supervise the design, construction, and completion of the Landlord Improvements, consistent with the Landlord Improvement Plans, the Work Schedule and the Work Schedule Detail, for all remaining floors within the Building to allow Tenant to complete the Tenant Improvements consistent with the Tenant Improvement Plans, the Work Schedule and the Work Schedule Detail.
(c)    Notwithstanding the provisions of the Work Schedule or this Work Letter to the contrary, in the event Landlord is unable to meet the timelines set forth in this Work Letter or the Work Schedule and such delay is a result of (i) the failure by Tenant to perform its obligations, or meet critical deadlines, under this Work Letter in accordance with the time frames set forth on the Work Schedule, (ii) a request by Tenant for changes, modifications, or alterations to the Landlord Improvement Plans or Tenant Improvement Plans after the Landlord Improvement Plans and Tenant Improvement Plans, as applicable, have been approved by Landlord, including, but not limited to, any Change Orders, (iii) any other delay in the installation by Landlord of the Landlord Improvements caused directly by Tenant or Tenant’s agents, servants, contractors, or employees, (iv) any “Force Majeure” (as defined in the Lease) event, or (v) any delay caused in obtaining necessary Approvals, from governmental authorities (an “Approval Delay”) despite Landlord’s best efforts to obtain such Approvals (collectively, the “Tenant Construction Delays”), the periods set forth in the Work Schedule shall, except as otherwise expressly set forth herein, be increased, at Landlord’s option, for each day of a Tenant Construction Delay. Without limiting the foregoing, if Landlord asserts that one or more Tenant Construction Delays has occurred or is occurring, Landlord will give written notice thereof to Tenant, specifying in sufficient detail the basis for the asserted Tenant Construction Delays, the number of days of delay anticipated to the Work Schedule, and any other information reasonably requested by the other party in order to properly assess the asserted Tenant Construction Delays.
8.    Construction of Improvements by Tenant.
(a)    Tenant shall be responsible for the design and construction of the Tenant Improvements in accordance with the Tenant Improvement Plans and the Work Schedule. Tenant shall enter into a construction contract with a general contractor selected by Tenant (the “Tenant’s General Contractor”) for the design, construction, installation, and completion of the Tenant Improvements in accordance with the Tenant Improvement Plans, the Approvals and any applicable Change Orders. Tenant’s General Contractor shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall use commercially reasonable, and good faith efforts to inspect, oversee, and supervise the design, construction, and completion of the Tenant Improvements in order to cause the Tenant Improvements to be “Substantially Complete” (as defined below), on or before the expiration of the “Tenant Improvement Construction Period” (as defined below), or such earlier date as the parties may mutually agree upon, as such date may be extended for Landlord Construction Delays.
(b)    By the date specified in the Work Schedule for “Early Entry for Preliminary Commencement of Tenant Improvement Construction,” or such earlier date as mutually agreed upon by Landlord and Tenant, Tenant and Tenant’s General Contractor may access the Leased Premises for the purpose of installing and constructing the Tenant Improvements. In performing the Tenant Improvements, Tenant shall comply with all reasonable directions of Landlord or Landlord’s General Contractor so as to coordinate Tenant’s construction activities with those being pursued by others (whether on the Leased Premises or elsewhere in the Building).
(c)    On or after the Actual Turnover Condition Date, Tenant shall commence the construction of the Tenant Improvements as required by Section 8(a) in order to cause the Tenant Improvements to be Substantially Complete on or before the “Substantial Completion and Certificate of Occupancy” date specified in the Work Schedule (as such date may be extended for any Landlord Construction Delays) (the “Tenant Improvement Construction Period”). In performing the Tenant Improvements, Tenant shall comply with all reasonable directions of Landlord or the General Contractor so as to coordinate its construction activities with those being pursued by others (whether on the Leased Premises or elsewhere in the Building).
(d)    Tenant shall not be required to pay Rent or Additional Rent during the period in which Tenant has entered the Leased Premises to perform the Tenant Improvements as required by this Section 8. Tenant agrees that Tenant, “Tenant’s Representative” (as defined below), and employees, officers, authorized agents, contractors, engineers, workmen, inspectors, and any construction management individuals or teams hired by Tenant (collectively, the “Tenant’s Agents”) will work in harmony with Landlord and not interfere with Landlord and its agents, contractors, and employees during Landlord’s installation and performance of the Landlord Improvements. Tenant shall have the right to use all utilities and services without additional charge during the construction period and Landlord agrees that Landlord shall not restrict the hours of operation of these services for Tenant’s use. Landlord shall also provide Tenant and Tenant’s contractors with a sufficient number of construction parking spaces during the Tenant Improvement Construction Period. In connection with any entry onto the Leased Premises prior to the Commencement Date, Tenant shall maintain (or cause its contractors to maintain) “Builder’s All Risk” insurance in amounts not less than $1,000,000 per incident and $2,000,000 in the aggregate covering the construction of the Tenant Improvements, with “Qualified Insurance Companies” (as defined in the Lease), and Tenant shall protect, defend, indemnify and hold harmless Landlord and its affiliates against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, attorneys’ fees and costs of litigation), resulting from Tenant’s entry onto the Leased Premises prior to the Commencement Date (except to the extent arising from the negligence or willful misconduct of Landlord).
(e)    Notwithstanding the provisions of this Section 8 to the contrary, in the event Tenant is unable to meet the timelines set forth in this Work Letter and the Work Schedule and such delay is a result of (i) the failure by Landlord to perform its obligations, or meet critical deadlines, under this Work Letter in accordance with the time frames set forth on the Work Schedule, (ii) a request by Landlord for changes, modifications, or alterations to the Tenant Improvement Plans or Landlord Improvement Plans after the Tenant Improvement Plans and Landlord Improvement Plans, as applicable, have been approved by Tenant, including, but not limited to, any Change Orders, (iii) any other delay in the installation by Tenant of the Tenant Improvements caused directly by Landlord or Landlord’s agents, servants, contractors, or employees, (iv) any event of Force Majeure , (v) any delay in the Actual Turnover Condition Date beyond the “Turnover Condition Deadline” specified in the Work Schedule other than delays as a result of a Tenant Construction Delay (which delays as a result of a Tenant Construction Delay are not a result of an event of Force Majeure or any Approval Delay), (vi) any Approval Delay for which Landlord is responsible, if any, from and after the “Turnover Condition Deadline”, and (vi) Approval Delay that occurs despite Tenant’s best efforts to obtain such Approvals (collectively, the “Landlord Construction Delays”), the periods set forth in the Work Schedule shall be increased, at Tenant’s option exercised in writing delivered to Landlord, for each day of a Landlord Construction Delay. Without limiting the foregoing, if Tenant asserts that one or more Landlord Construction Delays has occurred or is occurring, Tenant will give written notice thereof to Landlord, specifying in sufficient detail the basis for the asserted Landlord Construction Delays, the number of days of delay anticipated to the Work Schedule, and any other information reasonably requested by the other party in order to properly assess the asserted Landlord Construction Delays.
9.    Tenant Improvement Allowance.
(a)    Subject to the provisions of Section 3.2 of the Lease, Landlord shall provide Tenant with a Tenant Improvement Allowance in the amount equal to $55.00 per rentable square foot of the Leased Premises (approximately $2,420,000.00) to reimburse Tenant for the costs and expenses directly and specifically related to the planning, design, construction, and completion of the Tenant Improvements and for all other authorized expenses provided for in this Work Letter and the Lease, including, without limitation, project management fees, Tenant’s legal fees or other professional fees associated with negotiation of the Lease, permanently attached furniture, freestanding workstations and movable furniture, modular systems, fixtures, equipment, security systems, wiring and cabling, permit, fees, signage, and relocation / moving expense and for any Change Orders requested by Tenant and reasonably (or as otherwise provided in this Work Letter) approved by Landlord (“Tenant Improvement Allowance”). From a taxation and accounting standpoint, all of the costs and expenses directly and specifically related to the Tenant Improvements up to the amount of the Tenant Improvement Allowance paid by Landlord shall be allocated solely to Landlord, and any such costs and expenses in excess of the Tenant Improvement Allowance and paid by Tenant shall be allocated solely to Tenant.
(b)    The Tenant Improvement Allowance shall be paid by Landlord to Tenant upon Landlord’s receipt of a written request for reimbursement and which shall be subject to the following conditions: (i) all items for which Tenant is seeking reimbursement shall be identified in the reimbursement request and, to the extent to be installed in the Leased Premises, certified by Tenant as being complete and installed in the Lease Premises; (ii) Tenant’s reimbursement request shall include invoices reflecting the amount of the request for reimbursement; (iii) as necessary, Tenant’s reimbursement request shall include lien waivers involved with any general or subcontractors involved with the Tenant Improvements, and (iv) no default under the Lease by Tenant shall have occurred and be continuing beyond any applicable notice and cure period. Provided that the foregoing conditions are satisfied, within thirty (30) days of Landlord’s receipt of Tenant’s request for reimbursement, Landlord shall reimburse Tenant the portion of the Tenant Improvement Allowance specified in Tenant’s request for reimbursement. In the event Landlord is obligated to reimburse Tenant for all or a portion of the Tenant Improvement Allowance and Landlord fails to reimburse Tenant for such amounts, Tenant may, upon delivering written notice to Landlord, offset such amounts owed, together with interest accruing on such amounts at an annual rate of eight percent (8%) against the Basic Annual Rent and Additional Rent next becoming due, and such offset shall not constitute a default hereunder or under the Lease. All costs to perform the Tenant Improvements in excess of the Tenant Improvement Allowance shall be the sole responsibility of Tenant, and Landlord shall not be obligated to reimburse Tenant for amounts in excess of the Tenant Improvement Allowance.
(c)    In the event Tenant does not use the entire Tenant Improvement Allowance in connection with the initial build out of the Leased Premises, any remaining amounts will be allocated pursuant to Section 2.3 of the Lease.
(d)    All costs and expenses directly and specifically related to the Tenant Improvements, including, by way of example only, the Approvals, design fees, contractor fees, project coordinator fees, construction costs, costs of third-party inspections and testing, temporary power costs, construction security specific to the Leased Premises, legal (or other professional-related) fees associated with negotiating the Lease (and any related documents, such as this Work Letter), furniture and modular systems (free-standing or attached), equipment, fixtures, security systems, wiring and cabling, signage costs, relocation and moving costs, and any other costs that are directly attributable and specifically related to the Tenant Improvements, may be included within and applied against the Tenant Improvement Allowance; provided, however, Landlord shall not charge Tenant any project management fee, access fee, or supervision fee, and no project management fees or supervision, profit, overhead or general conditions costs for Landlord or any of Landlord’s consultants shall be deducted from the Tenant Improvement Allowance; provided, further, Landlord shall not have the right, or option, to use any part or all of the Tenant Improvement Allowance without the advance, written consent of the Tenant, which, so long as any such proposed use by Landlord shall not adversely affect Tenant’s rights with respect to the Tenant Improvement Allowance under this Lease, shall not be unreasonably withheld, conditioned or delayed.
10.    Change Orders. Any change order (“Change Order”) to the Landlord Improvements and Tenant Improvements and/or any portions of the Improvements applicable to the portions of the Building and the Project that are intended for the use and benefit of Tenant may be initiated by Landlord or Tenant; provided, however, such Change Orders will be subject to Landlord’s and Tenant’s prior written approval, which approval will not be unreasonably withheld, delayed, or conditioned so long as such Changer Order (i) is required by applicable law, (ii) does not increase the costs of the Landlord Improvements or Tenant Improvements (unless the party requesting the Change Order agrees to pay for the increase in the costs of construction), and (iii) does not result in significant delays to the Work Schedule. Any delays in the Work Schedule caused directly and specifically by a Change Order initiated or caused by Landlord or Tenant will be the responsibility of the party requesting the Change Order. If Landlord or Tenant fails to approve or disapprove of a written notice of a proposed Change Order within ten (10) business days after the receipt of the request to proceed with the Change Order (together with the support documentation and information specified in this Section 10), the proposed Change Order will be deemed conclusively to have been approved. Upon approval of a Change Order that results in a Landlord Construction Delay or Tenant Construction Delay, as applicable, then, at the election of the party not responsible for such delay, the applicable time tables, deadlines, and critical milestones provided in the Work Schedule will be extended or advanced by the appropriate number of days and the Work Schedule shall be deemed modified in accordance therewith.    Likewise, upon approval of a Change Order that requires adjustments, modifications, or revisions to the previously approved Landlord Improvement Plans or the Tenant Improvement Plans, then the Landlord Improvement Plans or the Tenant Improvement Plans, as applicable, shall be deemed modified and approved in accordance with the Change Order.
11.    Substantial Completion; Site Work Punch List. The Landlord Improvements and the Tenant Improvements, as applicable, will be deemed “Substantially Complete” or have reached “Substantial Completion” for purposes of this Work Letter and the Lease at such time as (i) the Landlord Improvements and the Tenant Improvements, as applicable, are complete, subject only to minor “punch list” items which, individually and in the aggregate, do not materially interfere with or prevent Tenant’s ability to operate the Leased Premises for the uses permitted under the Lease; (ii) with respect to the Landlord Improvements, Landlord’s architect and engineer will have certified in writing to Tenant that the Landlord Improvements have been substantially completed in accordance with the final Landlord Improvement Plans, the Approvals, any applicable Change Orders, and all other terms, conditions, and requirements of this Work Letter and the Lease; (iii) with respect to the Tenant Improvements, Tenant’s architect and engineer will have certified in writing to Landlord that the Tenant Improvements have been substantially completed in accordance with the final Tenant Improvement Plans, the Approvals, any applicable Change Orders, and all other terms, conditions, and requirements of this Work Letter and the Lease; (iv) Tenant will have reviewed and inspected the Landlord Improvements and confirmed, in its reasonable discretion, that they are, in fact, substantially complete; and (v) Landlord will have reviewed and inspected the Tenant Improvements and confirmed, in its reasonable discretion, that they are, in fact, substantially complete. Within fifteen (15) days following the Substantial Completion of the Landlord Improvements and the Tenant Improvements, as applicable, Landlord and Tenant will meet and confer and prepare a written punch list setting forth any incomplete and defective items of Improvements which require additional or corrective work by Landlord (“Site Work Punch List”). The Site Work Punch List shall not include, and Tenant shall be responsible for, any damage to the Landlord Improvements caused by Tenant or Tenant’s Agents, including, without limitation, any damage to the Leased Premises or Building caused by moving into the Leased Premises and, further, the Site Work Punch List shall not include, and Landlord shall be responsible for, any damage to the Tenant Improvements caused by Landlord, “Landlord’s Representative” (as defined below), and employees, officers, authorized agents, contractors, engineers, workmen, inspectors, and any construction management individuals or teams hired by Landlord to perform the Site Work, including, without limitation, any damage to the Leased Premises or Building. Landlord will promptly and diligently perform or cause all items of work disclosed in the Site Work Punch List relating to the Landlord Improvements to be fully performed within thirty (30) days of the preparation of the Site Work Punch List, or such additional period as may be reasonably agreeable to Landlord and Tenant provided Landlord is proceeding to perform such item with commercially reasonable diligence. Tenant will promptly and diligently perform or cause all items of work disclosed in the Site Work Punch List relating to the Tenant Improvements to be fully performed within thirty (30) days of the preparation of the Site Work Punch List, or such additional period as may be reasonably agreeable to Landlord and Tenant provided Tenant is proceeding to perform such item with commercially reasonable diligence.
12.    Correction of Landlord Improvements. If Tenant discovers any defects in the Landlord Improvements, except for any defects resulting from the Tenant Improvements or any other Alterations performed by Tenant, Tenant shall notify Landlord in writing of such defects and Landlord shall repair such defects within such time as may reasonably be required to cure the same, but subject to Landlord exercising commercially reasonable due diligence in performing such repairs. The costs incurred by Landlord to repair any such defects shall not be charged as Operating Expenses or otherwise assessed to Tenant.
13.    Landlord’s and Tenant’s Representatives. Tenant and Landlord will appoint one or more qualified and readily available representative (as applicable, the “Tenant’s Representative” and the “Landlord’s Representative”) with the power, authority, and discretion to make absolute and timely decisions on Tenant’s behalf and Landlord’s behalf regarding the approval and finalization of the Landlord Improvement Plans, the Tenant Improvement Plans, the Approvals, any applicable Change Orders, and all other terms, conditions, and requirements of this Work Letter (including without limitation the Work Schedule) and to consult and, subject to the terms of this Work Letter and the Lease, resolve any disputes or disagreements under this Work Letter, and generally to coordinate with the other party and its contractors, engineers, architects, and other consultants who will be providing assistance with the Improvements. As of the Effective Date of this Work Letter, Patrick Grosso has been designated as Tenant’s Representative; provided, however, the Tenant’s Representative may be changed from time-to-time at Tenant’s sole and absolute discretion and, in such an event, Tenant will provide to Landlord in writing the name and contact information of any replacement Tenant’s Representative. As of the Effective Date of this Work Letter, Nate Boyer and/or David Allen have been designated as Landlord’s Representative; provided, however, the Landlord’s Representative may be changed from time-to-time at Landlord’s sole and absolute discretion and, in such an event, Landlord will provide to Tenant in writing the name and contact information of any replacement Landlord’s Representative.
14.    Payment Dispute. In the event there is a bona fide, good faith dispute under this Work Letter or the Lease as to the propriety of either Landlord or Tenant’s claim for payment, application, credit, or reimbursement of a component of costs and expenses associated with the design, installation, performance, construction, or completion of the Improvements, including, without limitation, the Tenant Improvement Allowance or any applicable Change Orders, either Landlord or Tenant will have the right to deliver written notice to the other disputing any such claim (a “Dispute Notice”), which will be accompanied by a detailed, written statement as to the basis for the dispute and will be accompanied by the tender of payment for any portion of the sum being demanded which the disputing party does not take issue with. Landlord will continue to perform all of its obligations under this Work Letter and the Lease in order to perform and complete the Improvements in a timely manner, notwithstanding any delivery of a Dispute Notice. A party’s failure to deliver a Dispute Notice within thirty (30) days after submittal of any such claim shall be deemed to constitute approval of any such claim. Otherwise, if Landlord or Tenant timely delivers a Dispute Notice, Landlord and Tenant shall meet and cooperate in good faith, together with their respective contractors, engineers, attorneys, planners, and accountants to review the information upon which such costs and expenses were based and, thereafter, meet and cooperate in good faith in an attempt to resolve and agree upon any final adjustments or changes to be made to any such claim within ten (10) business days of Tenant’s delivery of a Dispute Notice. If Landlord and Tenant are unable to reach a final resolution and agreement as to any disputed costs and expenses within the aforementioned ten (10) business day negotiation period, then upon prompt notice to the other party, each of Landlord and Tenant will have the right to elect to submit to mediation or binding arbitration the issue of whether any disputed costs and expenses are permitted expenses under this Work Letter and the Lease. If the aforementioned disputed costs and expenses are submitted to mediation, then Landlord and Tenant shall be responsible for their own costs and expenses (including attorneys’ fees) and agree to split equally the mediator’s costs and expenses. If the aforementioned disputed costs and expenses are submitted to binding arbitration, the party that the arbitrator determines is the prevailing party shall be entitled to reimbursement of all costs and expenses associated with arbitration, including reasonable attorneys’ fees. Promptly following a final agreement or resolution of any such claim, Landlord and Tenant shall thereafter make such appropriate adjustments, credits, or reimbursements, as the case may be, to each other, as are determined to be applicable or owing pursuant to this Work Letter, the Lease, and, if applicable, as determined by the results of any mediation or binding arbitration.
15.    Moving Expenses. Subject to the Moving Allowance, Tenant will be responsible for all arrangements and costs related to moving its office equipment, supplies, furniture, fixtures or equipment and other apparatus into the Leased Premises. Tenant shall utilize elevator blankets, furniture blankets, and appropriate flooring protection measures to limit any damage to the Building while moving into the Leased Premises. Tenant shall promptly repair any damage to the Building (including the Leased Premises) incident to Tenant moving into the Leased Premises.
16.    General Provisions.
(a)    This Work Letter will be binding upon and inure to the benefit of the executing parties and their respective successors and assigns.
(b)    Except as otherwise provided in this Work Letter, in any legal or equitable proceeding regarding any claim or dispute arising under this Work Letter, the prevailing party will be entitled to an award of reasonable attorneys’ fees and costs in the amount as may be fixed by the court in those proceedings, in addition to costs of suit and costs on any appeal.
(c)    Nothing contained in this Work Letter will be deemed or construed, either by Landlord or Tenant or by any third-party, to create the relationship of principal and agent or create any partnership, joint venture, or other association between Landlord and Tenant.
(d)    All notices, requests, and demands to be made under this Work Letter to Landlord or Tenant shall be in writing (at the addresses set forth below) and shall be given by any of the following means: (a) personal service; (b) electronic communication, whether by e-mail, telex, telegram, or facsimile (provided that a hard-copy of such notice is given in any other manner permitted hereunder within three (3) days after the date of such electronic transmission); (c) certified first class mail, return receipt requested; or (d) a nationally recognized overnight service. Such addresses may be changed by notice to Landlord and/or Tenant, as applicable, given in the same manner as provided above. Any notice, demand, or request sent pursuant to either clause (a) or clause (b) hereof shall be deemed received one (1) business day after personal service or one (1) business day after delivery by electronic means, if sent pursuant to clause (c) shall be deemed received three (3) business days following deposit in the mail, and if sent pursuant to clause (d) shall be deemed received one (1) business day following deposit with the overnight service.
To Landlord:    Boyer Snyderville 2, L.C.
c/o The Boyer Company, L.C.
101 South 200 East, Suite 200
Salt Lake City, UT 84111
Attention: Jacob L. Boyer
E-Mail: jboyer@boyercompany.com

To Tenant:    See Summary Lease Provisions
Attention: Mr. Patrick Grosso, Chief Legal Officer

With a copy to:	Cresa of Salt Lake City, LLC
136 South Main Street,
Suite 500
Salt Lake City, UT 84101
Attention: Corey Daniels
E-Mail: cdaniels@cresa.com

Any enclosure to a notice, including the Tenant Improvement Plans or Change Orders, and any other documents, materials, or information relating to a document submittal, need only be sent to the parties so indicated for the materials above, with all other notice parties to receive cover letter only.
(e)    Each exhibit attached to and referred to in this Work Letter is incorporated into this Work Letter.
(f)    This Work Letter may be executed in counterparts and delivered by electronic transmission.
(g)    This Work Letter, the Lease, and the exhibits, attachments, and any other agreements referenced herein and therein, contain all of the terms and conditions relating to the Improvements to be performed on the Leased Premises, the Building and the Project, and neither Landlord nor Tenant may rely upon oral representations or statements which are not part of the Lease, this Work Letter, and the exhibits, attachments, and any other agreements referenced herein and therein.
(h)    The laws of the State of Utah will govern the interpretation, validity, and construction of the terms and conditions of this Work Letter. Under no circumstances, however, will this Section 16(h) be interpreted to apply Utah conflict of laws principles to require the laws of another state to determine the interpretation, validity or construction of this Work Letter.
(i)    This Work Letter may be amended or supplemented only by a written instrument executed by Landlord and Tenant. In the event the Lease shall terminate according to its terms, this Work Letter shall be of no further force and effect, except as and to the extent Tenant shall have incurred any expenses or costs for which Tenant is to be reimbursed by the Tenant Improvement Allowance, which amounts, within thirty (30) days written demand by Tenant, together with reasonably satisfactory evidentiary documentation thereof, shall be paid by Landlord to Tenant.
(j)    Should any of the provisions of this Work Letter prove to be invalid or otherwise ineffective, the other provisions of this Work Letter will remain in full force and effect. There will be substituted for any invalid or ineffective provision a provision which, as far as legally possible, most nearly reflects the intention of Landlord and Tenant.
(k)    Landlord and Tenant represent and warrant to each other that they have the right, power, legal capacity, authority, and means to enter into and perform this Work Letter (as well as the documents referenced in this Work Letter) and that, to their respective current, actual knowledge, the same will not contravene or result in the violation of any agreement, law, rule, or regulation to which Landlord or Tenant, as the case may be, may be subject.
(l)    The captions to the articles, sections, subsections, or other portions of this Work Letter are for convenience only and will in no way affect the manner in which any provision thereof is construed. When a section is referred to in this Work Letter, the reference will be deemed to be to the correspondingly numbered or lettered section of this Work Letter, unless an article, section, or paragraph in another instrument is expressly referenced.
(m)    Except to the extent mutually agreed upon and waived by Landlord and Tenant, if Tenant elects to submit to mediation or arbitration any of the issues provided for in this Work Letter, Landlord and Tenant agree in good faith to attempt to settle such issues under the then-most-current Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Rules”), or under rules of any other mutually agreed upon body of alternative dispute resolution. Notwithstanding the AAA Rules, Landlord and Tenant agree that the mediation or arbitration will be conducted by a single mediator or arbitrator, at a mutually agreed time and place in Salt Lake City, Utah, and shall be completed as promptly as possible in order to avoid (or minimize to the greatest extent possible) any delays in the Work Schedule.
[Intentionally Blank - Signature Page to Follow]

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute and deliver this Work Letter as of the Effective Date.

LANDLORD:	BOYER SNYDERVILLE 2, L.C., a Utah limited liability company, by its Manager

THE BOYER COMPANY, L.C., a Utah limited liability company

By:
Name:
Title: Manager

TENANT:	SKULLCANDY, INC., a Delaware corporation

By:
Name:
Its:

JOINDER BY OWNER
THIS JOINDER (the “Joinder”) is attached to that certain Work Letter Agreement (the “Work Letter”) dated August 19, 2015 (the “Effective Date”), between BOYER SNYDERVILLE 2, L.C., a Utah limited liability company (the “Landlord”) and SKULLCANDY, INC., a Utah corporation (the “Tenant”). The undersigned BOYER SNYDERVILLE JUNCTION, L.C., a Utah limited liability company (the “Boyer”) is the owner of the Property covered by the Work Letter.
As a condition to the execution and delivery of the Work Letter by Tenant and to induce Tenant to execute and deliver the Work Letter: (a) Boyer acknowledges the existence and terms of the Work Letter; (b) agrees to join and be bound by all provisions of the Work Letter that require its performance, including, without limitation, conveyance of the Property to Landlord and the performance of its obligations under the Development Agreement; and (c) shall not take any action inconsistent with the Agreement, which adversely affects Tenant rights, interests or obligations under the Work Letter (subject to the terms and conditions of this Work Letter) or which adversely affects, prevents or prohibits performance under the Work Letter or makes performance by Landlord under the Work Letter impracticable.
DATED: August 19, 2015.
BOYER SNYDERVILLE 2, L.C., a Utah limited liability company, by its Manager

THE BOYER COMPANY, L.C., a Utah limited liability company

By:
Name:
Title: Manager

STATE OF UTAH    )
)
COUNTY OF SALT LAKE    )

On this 21st day of August, 2015, personally appeared before me Paul D. Kelley, who duly acknowledged to me that he executed the foregoing Lease as a Manager of The Boyer Company, L.C., a Utah limited liability company.
My commission Expires:
Notary Public
Residing at SALT LAKE COUNTY

EXHIBIT “A”
TO
WORK LETTER

WORK SCHEDULE
DEADLINES AND CRITICAL MILESTONES TO BE ACHIEVED
Red indicates a critical deadline for the lease (and, except as otherwise expressly set forth in the Work Letter, are subject to extension for Landlord Construction Delays and Tenant Construction Delays, as applicable)
•Landlord Schematic Improvement Plans Delivered to Tenant for Review: September 1, 2015
•Tenant Approval of Landlord Schematic Improvement Plans: September 15, 2015
•Deadline for Minor Adjustments to Base Building by Tenant: September 30, 2015
◦Interconnecting stairs, high density filing areas etc.
•Delivery of Landlord Improvement Plans to Tenant for Approval: December 15, 2015
o    Construction Documents and Specifications ready for submission to Summit County for permitting
•Tenant Approval of Landlord Improvement Plans: December 31, 2015
•Landlord Governmental Approval Submittal Deadline: February 1, 2016
•Landlord Footing and Foundation Permits Application Deadline: February 1, 2016
•Completion of Underground Utility Drawings: March 1, 2016
•Subdivision of Property to create Office Building 1 Parcel: April 1, 2016 (See Section 1.5 of Lease and Section 6 of Expansion Space Agreement)
•Vertical Construction Start: April 1, 2016
•Delivery of Tenant Improvement Plans to Landlord for Approval: May 1, 2016
•Landlord Approval of Tenant Improvement Plans: May 15, 2016
•Early Entry for Preliminary Commencement of Tenant Improvement Construction: September 1, 2016
o    Section 8(b) of Work Letter
•Turnover Condition Deadline: September 1, 2016
•Defined as building dried-in
•Outside Turnover Condition Deadline: Substantial Completion and Certificate of Occupancy: February 1, 2017
•Tenant Improvement Construction Period: September 1, 2016 - January 31, 2017
•Rent Commencement Date: February 1, 2017

EXHIBIT “B”
TO
WORK LETTER

DESCRIPTION OF LANDLORD IMPROVEMENT PLANS
See attached conceptual site plans and floors plans. Landlord Improvement Plans to be attached at the such time as the Landlord Improvement Plans are completed
LABOYER\Kimball Junction\Skullcandy \Work Letter.deg7.docx

EXHIBIT “C”
TO
WORK LETTER

FORM OF CERTIFICATE OF APPROVAL
RE:    Work Letter, dated ____________, 2015 (“Work Letter”), between BOYER SNYDERVILLE 2, L.C., a Utah limited liability company (“Landlord”), and SKULLCANDY, INC., a Delaware corporation (“Tenant”).
To Whom It May Concern:
This Certificate of Approval (as this term is defined in the Work Letter) is being entered into by Landlord and Tenant in order to acknowledge that the [Landlord Improvement Plans] [Tenant Improvement Plans] have been reviewed and approved in accordance with the Work Letter .
IN WITNESS WHEREOF, Landlord and Tenant have executed this Certificate of Approval to be effective as of the _____ day of _________, 20__.

80538922.1 0043664-00004